Exhibit 4.431

GENERAL BANKING LICENSE

No. 2268

Pursuant to the Federal Law “On Banks and Banking Activities”, the General License is issued to

MTS Bank Public Joint-Stock Company

MTS Bank PJSC, Moscow,

hereinafter referred to as the “Bank” to perform banking activities.

The Bank is entitled to perform the following banking operations with funds denominated in roubles and foreign currency:

1.              Raising funds of individuals and legal entities for demand and time deposits.

2.              Depositing the funds raised from individuals and legal entities on its behalf and at own expense (demand and time deposits).

3.              Opening and keeping bank accounts of individuals and legal entities.

4.              Remittances on behalf of individuals and legal entities, including authorized correspondent and foreign banks through their bank accounts.

5.              Collecting cash, promissory notes, payment and settlement documents, as well as cash services for individuals and legal entities.

6.              Buying and selling foreign currency on a cash and non-cash basis.

7.              Issuing bank guarantees.

8.              Remittances without opening bank accounts, including electronic funds transfers (save for postal remittances).

First Deputy Chairman	/signature/ A.Y. Simanovsky
of the Central Bank of Russia

[Round seal of the Central Bank of Russia]

17 December 2014